Pyro AI Inc.

(Nasdaq Ticker: PYRO)

September 2024


PYRO
ENTERTAINMENT

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated September 4, 2024
Registration Statement No. 333-280970

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares of Pyro AI Inc. (the "Company"), all of which are being registered on a Registration Statement on Form F-1 (No. 333-280970). This free writing prospectus should be read together with the preliminary prospectus dated September 4, 2024 included in that registration statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/2005376/000149315224034934/formf-1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Cathay Securities, Inc., 40 Wall St., Suite 3600, New York, NY 10005; Phone Number: +1 (855) 939-3888; Email: service@cathaysecurities.com or contact Pyro AI Inc., Unit 901, 9thth Floor, Capital Centre, 151 Gloucester Road, Wan Chai, Hong Kong via email at karl.wu@pyro.asia.

Forward Looking Statements

This presentation contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. The reader can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. The reader must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items; (ii) our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals; (iii) current and future economic and political conditions; (iv) our expectations regarding demand for and market acceptance of our services and the products and services we assist the distributions of; (v) our expectations regarding our client base; (vi) competition in our industry; (vii) relevant government policies and regulations relating to our industry; (viii) our capital requirements and our ability to raise any additional financing which we may require; (ix) overall industry and market performance; and (x) other assumptions described in this presentation underlying or relating to any forward-looking statements. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution the reader that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, the reader should be careful about relying on any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under the "Risk Factors" section of the Registration Statement. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

This presentation contains certain data and information that we obtained from various government and private publications including industry data and information from Frost & Sullivan International Limited. Statistical data in these publications also include projections based on a number of assumptions. The industry may not grow at the rate projected by market data, or at all. Failure of our industries to grow at the projected rate may have a material and adverse effect on our subsidiaries' business and the market price of our Ordinary Shares. In addition, the new and rapidly changing nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus. Any representation to the contrary is a criminal defense.

Content

- Company Highlight
- Company Profile
    - History and Structure
    - Services
- Business Strategies
- Management and Directors
- Financial Information


PYRO
ENTERTAINMENT

COMPANY HIGHLIGHT



COMPANY HIGHLIGHT

One of the Largest Game Production Companies in Hong Kong

- Ranked second in Hong Kong with respect to the number of games developed
- Our self-developed game, Abyss, has been ranked first in number of downloads since its launch

Strong Production and Content Creative Capabilities with International Perspective

- We have a strong production & development team that enables us to develop our own mobile and online games
- Abyss was awarded the Best Indies Game of 2023 by Google Play in Hong Kong

Experienced Management Team and High Quality Staff

- High quality and versatile staff with diversified game production experience
- Out of 63 employees, approximately 67% have game development and production experience prior joining the Company

Strong Research and Development Capabilities

- Established a proprietary "multiplayer server" program to improve the gaming experience of our gameplayers
- Our dedicated R&D team performs big data analytics to analyze gameplayers' behaviors, continue develop and optimize our games

Strong Partnerships and Relationships

- Consolidated relationships with various game producers and worldwide distribution platforms
- Will continue to license games from renowned game developers

COMPANY PROFILE



COMPANY PROFILE

Corporate Overview

- Headquartered in Hong Kong, we are engaged in the development of mobile and online games, including game design, programming and graphics, as well as the distribution of our own mobile and online games on various platforms.
- Our core product offerings are: i) development of our own mobile and online games; ii) licensing of third party games; and iii) software game development services.

Corporate Structure

Pyro AI Inc.
Cayman Islands

Pyro Entertainment Limited
(formerly Titans Entertainment Limited)
Hong Kong

100% owned by Pyro AI Inc.

COMPANY PROFILE

Our Products and Services Provided

Own Games Development

- We develop new mobile and online games, which are distributed to numerous regions via various third-party gaming platforms for gameplayers to download and play.
- These games include, but are not limited to, the following:

Abyss

- The production of Abyss commenced in March 2021, which is our first self-developed and owned game
- Abyss is an action role-playing game ("ARPG") and is an action-packed free-to-play fantasy adventure cooperative ARPG enriched with roguelike elements
- Some unique features have been developed, including intense multi-players combat dynamics, exploration of magical ARPG topography and unbridled customization of adventurers and armaments
- Abyss was launched in May 2023 and was awarded the Best Indies Games of 2023 by Google Play in Hong Kong



COMPANY PROFILE

Our Products and Services Provided

Mythicland

- The production of Mythicland commenced in November 2021
- Mythicland is a role-playing game which was launched in September 2022 on various platforms, including Apple App Store and Google Play Store, for gameplayers to download and play
- The game offers a unique combat system that allows gameplayers to enjoy a different experience while playing with stunning Japanese-style graphics and adorable chibi characters
- All of our rights to Mythicland were sold to an unrelated third party in September 2023; we recorded a gain on disposal upon this sale.


MYTHICLAND
神息之地

Dynasty Pantheon

- The Dynasty Pantheon's design is underpinned by a discernible and streamlined growth system, with multiplayer competition serving as the cornerstone of the gameplay
- The incorporation of diverse competition systems aims to deliver an enduringly gratifying experience, striking a harmonious balance between relaxation and excitement for a broad spectrum of gameplayers within the gaming community
- The game was commercially launched in the first quarter of 2024



COMPANY PROFILE

Our Products and Services Provided

Licensing of Third Party Games

- We license exclusive and non-exclusive rights from third party game developers of mobile games to operate their games in designated geographic regions via various platforms for gameplayers to download and play the games
- Game modifications are performed so as to localize their contents before launching to bridge diverse cultures within our target markets
- For all of the license agreements of the third party games, the agreed revenue share applies to all revenues generated for each game in the licensed territory, including revenues from the sale of in-game tokens, advertising revenues and all other commercially generated income after netting out certain platform fees

COMPANY PROFILE

Our Products and Services Provided

We license the following third party games:

Barcode Footballer

- Launched a licensed Japanese game named “Barcode Footballer” (“BFB”) in Hong Kong, Taiwan and Macau in August 2021
- Barcode Footballer is available for download for free on Apple App Store and Google Play Store platforms
- BFB stands as an immersive football team development simulation, wherein gameplayers engage in the strategic cultivation of athletes to assemble an unparalleled team, poised to conquer the pinnacle of global competition



Pride

- In January 2023, the Company licensed another Japanese mobile game named “Pride” from a Japanese game developer, for the use of localization and launch in Hong Kong, Taiwan and Macau
- A sophisticated horse racing and competition simulation game, integrating elements closely tied to real-world equine competitions
- Working on the localization of this game’s contents currently, and we target to launch the game on behalf of our client in the licensed territories in the first half of 2024


競馬伝説
-PRIDE-

COMPANY PROFILE

Our Products and Services Provided

Software Game Development Services

- We provide game design and other related software game development services to our customers on a contract basis
- We render game design and other related software game development services to a renowned online game and educational company

Development of a Mobile and Online Games Hosting and Social Media Platform

- We are currently developing an online games hosting, social media chatting, live streaming, advertising and e-commerce platform (the "Company Platform")
- This will allow us to launch our own developed games on the Company Platform, in addition to using third party platforms as per current practice in the future
- We aim to market the Company Platform to other gaming companies, who will be able to launch and monetize their own games on it in exchange for a platform fee
- We expect to launch the Company Platform in the first half of 2025

BUSINESS STRATEGIES



BUSINESS STRATEGIES

Launch of the Company Platform

- Target to offer high quality games and an interactive social media, both from us and from other gaming companies, for gameplayers
- Believe mobile gaming entertainment has become increasingly integrated with daily social media, interacting with friends or making new friends and connections while in-game playing

Development of New Games

- Continue to enrich our high-quality game portfolio and content offerings
- Target to produce and offer more diversified games, and also to explore the inclusion of cutting-edge technological tools that will enhance the content of our new games and add excitement to the game playing experience in the future, including the augmented reality (“AR”) and virtual reality (“VR”)

BUSINESS STRATEGIES

Add to our Licensed Games Portfolio

- Continue to seek for opportunities to enrich our portfolio of third party licensed games, primarily games produced in Japan, which we will distribute in other Asia pacific regions to increase our revenue stream

Continue to expand our gameplayer base and improve gameplayers stickiness

- Continue to perform marketing and promotion activities to attract more gameplayers and retain existing gameplayers
- Efficient traffic acquisitions, data analytics of gameplayers group and monetization can provide more useful insights to us to take effective actions to expand our gameplayer base and improve gameplayers stickiness

Geographic Footprint, Strategic Alliance and Industry Collaboration

- Seek to create alliances with other gaming companies within the Asia-Pacific Region
- Create new opportunities, and also to promote the Company in new markets
- Dedicate more resources in strategically advantageous regions that could generate more revenue for the Company

MANAGEMENT & DIRECTORS



MANAGEMENT & DIRECTORS

Mr. Wu Kin Chung
Director, Chief Executive Officer & Chairman of the Board of Directors



- Mr. Wu founded the Company in 2020
- Mr. Wu has been a Director & Associate Director of several financial groups
- Mr. Wu obtained a Bachelor of Economics degree from Jinan University in mainland China

Mr. Lam Kin Fai
Director & Chief Operating Officer



- Mr. Lam has more than 17 years of experience in the game industry and 12 years in a management role
- Mr. Lam was the Chief Executive Officer of Gameone Holdings Ltd (HKEx: 08282)
- Mr. Lam obtained a Bachelor of Engineering degree in Computer Engineering from the University of Hong Kong

Mr. Man Siu Hin
Chief Financial Officer



- Mr. Man has been served as the chief financial officer of Intelligent Joy Limited (NASDAQ: INTJ)
- Mr. Man was admitted as a member of CPA Australia in 2014.
- Mr. Man obtained a bachelor of commerce degree from Curtin University of Technology in 2010.

Mr. Yau Hiu Tung
Chief Technology Officer



- Mr. Yau has more than 15 years of experience in the game industry
- Mr. Yau obtained a Bachelor of Engineering (Computer Science) from the Hong Kong University of Science and Technology and a Master of Science (Computer Science) from the Chinese University of Hong Kong

MANAGEMENT & DIRECTORS

Mr. Yu Jianjun
Independent Director



- Mr. Yu served as the Chief Financial Officer of China Operations of United Luminous International (Holdings) Limited for more than 10 years
- Mr. Yu obtained a Master of Business Administration degree from Hong Kong Baptist University and a Professional Certificate in Industrial Accounting from Nan Chang University

Ms. Ng Yuen Lam
Independent Director



- Ms. Ng has been a senior sales manager of Panley (HK) Limited, a company principally engages in paper toy products.
- Ms. Ng obtained a Certificate of Education from Auckland University

Ms. Chen Mingzhu
Independent Director



- Ms. Chen has over 7 years of experience in the hospitality and auction industry
- Ms. Chen obtained a Masters Degree in Information Management from the University of Delaware and a bachelor's degree in Tourism Management from Jinan University

FINANCIAL INFORMATION



FINANCIAL INFORMATION

—— For the Years Ended June 30 ——



Revenue & Net Income Analysis
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Revenue (US$), $4,864,743
Revenue (US$), $2,784,713
Net Income (US), $979,525
Net Income (US), $155,876
Revenue (US$)
Net Income (US)
FY2022
FY2023

	FY 2022	FY 2023
Revenue (US$)	2,784,713	4,864,743
Net Income (US$)	155,876	979,525

FINANCIAL INFORMATION

—— For the Six Months Ended December 31 ——



Revenue & Net Income Analysis
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Revenue (US$), $1,977,198
Revenue (US$), $2,971,896
Net Income (US), $103,324
Net Income (US), $113,430
Revenue (US$)
Net Income (US)
2022
2023

	2022	2023
Revenue (US$)	1,977,198	2,971,896
Net Income (US$)	103,324	113,430

CONTACT INFORMATION

Pyro AI Inc.

Karl Wu (CEO)

Email: karl.wu@pyro.asia

Phone Number: +852 3622 3410

Edwin Man (CFO)

Email: edwin.man@pyro.asia

Phone Number: +852 9020 5787

CATHAY SECURITIES, INC

Shell Li (CEO)

Email: shell.li@cathaysecurities.com

Phone Number: +1(929) 842-7777

THANK YOU

